Exhibit 99.1

Republic Bancorp, Inc. Finishes 2021 with Fourth Quarter Net Income of $16.8 Million and Full Year Net Income of $86.8 Million

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 28, 2022--Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Republic Bancorp, Inc. (“Republic” or the “Company”) is pleased to report fourth quarter 2021 net income of $16.8 million, resulting in Diluted Earnings per Class A Common Share (“Diluted EPS”) of $0.84. Full year 2021 net income was $86.8 million, a $3.5 million, or 4%, increase from the same period in 2020, resulting in return on average assets (“ROA”) and return on average equity (“ROE”) of 1.38% and 10.27%.

Logan Pichel, President and CEO of Republic Bank & Trust Company, commented, “I am very proud of what we accomplished during 2021, as we continue on our mission to enable our clients, Company, associates, and the communities we serve to thrive. Included among our accomplishments for the year were:

  A solid year of earnings in 2021, finishing the year with a 4% increase in net income over 2020;
  A successful CEO transition due to the continued leadership of our current Executive Chair Steve Trager;
  Pristine credit quality metrics at our Core Bank(1) that continue to place us among the very best banks in the country;
  Continued support for our communities by providing $210 million of COVID relief loans and over 5,500 volunteer hours from our associates;
  Enhanced focus on diversity and inclusion;
  Promoted technology and innovation through the expanded use of Interactive Teller Machines to increase hours of service for clients and improve efficiency;
  Generated record earnings in our Warehouse Lending segment;
  Produced the second best year of mortgage banking revenue in our Company’s history;
  Grew our noninterest-bearing deposits by another $100 million, or 5%;
  Prudently managed our noninterest expense, with a 2% year-over-year decrease;
  Effectively transitioned to a flexible work environment that has benefitted our associate recruiting and retention efforts; and
  Positioned our balance sheet for the emerging change in the interest rate environment by paying off our Trust Preferred debt, while maintaining large cash balances on the balance sheet.

“Certainly all of these positive accomplishments during 2021 would not have been possible without our dedicated team members. With that, I’d like to thank all of our associates who continue to deliver best-in-class service, while dealing with the challenges of an unrelenting pandemic. I could not be more proud of the work we do each and every day and look forward to our bright future in 2022 and beyond,” concluded Pichel.

The following table highlights Republic’s key metrics for the three months and years ended December 31, 2021 and 2020. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The financial supplement may be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on January 28, 2022 and may also be found within the digital attachment to this release.

	Total Company Financial Performance Highlights
	Three Months Ended Dec. 31,				Years Ended Dec. 31,
(dollars in thousands, except per share data)	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change

Income Before Income Tax Expense	$19,809	$23,632	$(3,823)	(16)%	$110,341	$102,633	$7,708	8%
Net Income	16,805	20,356	(3,551)	(17)	86,789	83,246	3,543	4
Diluted EPS	0.84	0.98	(0.14)	(14)	4.24	3.99	0.25	6
Return on Average Assets ("ROA")	1.09%	1.32%	NA	(17)	1.38%	1.38%	NA	—
Return on Average Equity ("ROE")	7.96	9.89	NA	(20)	10.27	10.37	NA	(1)

NA – Not applicable

Results of Operations for the Fourth Quarter of 2021 Compared to the Fourth Quarter of 2020

Core Bank(1)

Net income from Core Banking was $14.0 million for the fourth quarter of 2021, a $3.1 million decrease from the same period in 2020. This decrease primarily reflected an $8.8 million decrease in total revenue, with the fourth quarter of 2020 offering a more favorable environment for the Core Bank’s net interest income, Paycheck Protection Program (“PPP”) fee income, and more significantly, Mortgage Banking income. Partially offsetting the decrease in revenue from the fourth quarter of 2020 to the fourth quarter of 2021 was a $4.2 million decrease in noninterest expense and a favorable decline in Provision(2).

Net Interest Income – Core Bank net interest income was $43.7 million for the fourth quarter of 2021, a $6.0 million, or 12%, decrease from the fourth quarter of 2020. This decrease was driven primarily by the following:

  The Core Bank recognized $3.1 million of fees and interest on its PPP(3) portfolio during the fourth quarter of 2021 compared to $6.0 million of similar fees and interest during the same period in 2020. The $2.9 million decrease in PPP fees and interest primarily reflected the continued wind down of this program and its related benefits. PPP loans repaid during the fourth quarter of 2021 totaled $73 million compared to similar repayments of $127 million for the same period in 2020.

  To facilitate pandemic relief for the communities it serves, the Core Bank originated 3,700 PPP loans totaling $528 million during 2020 and another 1,900 PPP loans totaling $210 million in early 2021. As of December 31, 2021, net PPP loans of $56 million remained on the Core Bank’s balance sheet, including $15 million in loan balances originated during 2020, $42 million in loan balances originated during 2021, and $1 million of yet-to-be-earned PPP lender fees reported as a credit offset to these originated balances.
  Including the decline in PPP fees and interest noted in the previous paragraph, Traditional Bank net interest income decreased $3.4 million, or 8%, and the Traditional Bank net interest margin decreased 38 basis points to 3.08%. Excluding PPP fees and interest(2), Traditional Bank net interest income decreased just 1%, or $450,000, from the fourth quarter 2020, while the Traditional Bank’s net interest margin, declined from 3.27% for the fourth quarter of 2020 to 2.88% for the fourth quarter of 2021.

  The decline in the net interest income and net interest margin, excluding the impact of PPP, was driven by a continued unfavorable interest rate environment causing the Traditional Bank’s yield on interest-earning assets to decline without a corresponding offset in the cost of its interest-bearing liabilities.
  While net interest income within the Core Bank’s Warehouse segment remained strong by historical standards, it decreased $2.4 million, or 29%, from the fourth quarter of 2020 to the fourth quarter of 2021, driven by decreases in both average outstanding balances and net interest margin. Overall average outstanding Warehouse balances declined from $939 million during the fourth quarter of 2020 to $758 million for the fourth quarter of 2021, as home-mortgage refinancing dipped from all-time record highs during 2020. The Warehouse net interest margin compressed 43 basis points from 3.51% during the fourth quarter of 2020 to 3.08% during the fourth quarter of 2021, as competitive forces began driving a decrease to the contractual interest rates on Warehouse lines during the third quarter of 2021.

  Committed Warehouse lines-of-credit remained at $1.4 billion from December 31, 2020 to December 31, 2021, while average usage rates for Warehouse lines were 54% and 67%, respectively, during the fourth quarters of 2021 and 2020.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Dec. 31,			Three Months Ended Dec. 31,
Reportable Segment	2021	2020	Change	2021	2020	Change

Traditional Banking	$37,572	$40,972	$(3,400)	3.08%	3.46%	(0.38)%
Warehouse Lending	5,831	8,242	(2,411)	3.08	3.51	(0.43)
Mortgage Banking*	279	430	(151)	NM	NM	NM
Total Core Bank	$43,682	$49,644	$(5,962)	3.08	3.48	(0.40)

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Dec. 31,				Dec. 31,
Reportable Segment	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change

Traditional Banking	$3,497,478	$3,816,403	$(318,925)	(8)%	$3,501,959	$3,715,649	$(213,690)	(6)%
Warehouse Lending	757,688	939,164	(181,476)	(19)	850,550	962,796	(112,246)	(12)
Mortgage Banking*	25,227	32,075	(6,848)	(21)	29,393	46,867	(17,474)	(37)
Total Core Bank	$4,280,393	$4,787,642	$(507,249)	(11)	$4,381,902	$4,725,312	$(343,410)	(7)

*Includes loans held for sale NM – Not meaningful

Provision for Expected Credit Loss Expense – The Core Bank’s Provision was a net charge of $337,000 for the fourth quarter of 2021 compared to a net charge of $1.6 million for the fourth quarter of 2020. The net charge during the fourth quarter of 2021 was primarily driven by growth in outstanding Warehouse balances from September 30, 2021 to December 31, 2021. The charge to the Provision during the fourth quarter of 2020 primarily reflected pandemic-related concerns over commercial real estate values in the Core Bank’s market footprint. As of December 31, 2021, while the Core Bank’s credit metrics remained solid, the Company’s Allowance(2) remained generally elevated compared to historical levels due to the continued uncertainty caused by the pandemic and the public response to it.

As a percentage of total loans, the Core Bank’s Allowance increased from 1.11% as of December 31, 2020 to 1.18% as of December 31, 2021. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Dec. 31, 2021			As of Dec. 31, 2020			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank, Less PPP	$3,445,945	$49,407	1.43%	$3,323,330	$49,699	1.50%	(0.07)%	(5)%
Plus: Paycheck Protection Program	56,014	—		392,319	—

Traditional Bank	$3,501,959	$49,407	1.41	3,715,649	49,699	1.34	0.07	5

Warehouse Lending	850,550	2,126	0.25	962,796	2,407	0.25	—	—

Total Core Bank	4,352,509	51,533	1.18	4,678,445	52,106	1.11	0.07	6

Tax Refund Solutions	50,987	96	0.19	23,765	158	0.66	(0.47)	(71)
Republic Credit Solutions	93,066	12,948	13.91	110,893	8,803	7.94	5.97	75
Total Republic Processing Group	144,053	13,044	9.06	134,658	8,961	6.65	2.41	36

Total Company	$4,496,562	$64,577	1.44	$4,813,103	$61,067	1.27	0.17	13

The table below presents the Core Bank’s credit quality metrics:

	As of and for the:
	Quarters Ended:				Years Ended:
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2021	2021	2021	2021	2021	2020	2019

Nonperforming loans to total loans	0.47%	0.48%	0.49%	0.49%	0.47%	0.50%	0.54%

Nonperforming assets to total loans (including OREO)	0.51	0.52	0.53	0.53	0.51	0.56	0.54

Delinquent loans* to total loans	0.17	0.18	0.22	0.19	0.17	0.21	0.30

Net charge-offs (recoveries) to average loans	0.02	(0.02)	—	0.03	0.01	0.03	0.11
(Quarterly rates annualized)

OREO = Other Real Estate Owned
*Loans 30-days-or-more past due

Noninterest Income – Core Bank noninterest income was $12.0 million during the fourth quarter of 2021, a decrease of $2.8 million, or 19%, from the fourth quarter of 2020. The decrease in noninterest income was driven primarily by the following:

  Mortgage Banking income decreased from $7.9 million for the fourth quarter of 2020 to $3.3 million for the fourth quarter of 2021. For the fourth quarter of 2021, the Core Bank sold $155 million in secondary market loans and achieved an average cash-gain-as-a-percent-of-loans-sold during the quarter of 2.80%. During the fourth quarter of 2020, however, secondary market loan sales were $242 million with comparable cash-gain-as-a-percent-of-loans-sold of 4.32%. Favorable market conditions during the fourth quarter of 2020 brought on by the pandemic drove gains-as-a-percent-of-loans-sold to unprecedented record highs for the entire mortgage industry.
  Offsetting the decrease in Mortgage Banking income were increases in Service Charges on Deposits of $320,000 and Interchange Income of $354,000. These increases largely reflect a rise in consumer spending activity at substantially higher levels than the period of pandemic-driven restricted spending during the fourth quarter of 2020.
  Additionally, Other Income during the fourth quarter of 2021 included $979,000 of non-recurring revenue related to the Company’s bank owned life insurance.

Noninterest Expense – Core Bank noninterest expense was $39.2 million for the fourth quarter of 2021 compared to $43.5 million for the fourth quarter of 2020. The decrease in noninterest expense was driven primarily by the following:

  The Core Bank incurred $2.1 million in non-recurring early termination penalties upon payoff of $60 million of FHLB term advances during the fourth quarter of 2020.
  Bank Franchise Tax expense decreased $840,000. As previously reported, Kentucky enacted HB354 in March 2019 and as a result, the Bank transitioned from a capital-based bank franchise tax to corporate income tax on January 1, 2021 for Kentucky state taxes.
  Salaries and Benefits decreased $649,000, primarily driven by a $1.7 million decrease in incentive compensation expense partially offset by annual merit increases.

Republic Processing Group(4)

The Republic Processing Group (“RPG”) reported net income of $2.8 million for the fourth quarter of 2021 compared to $3.3 million for the same period in 2020, with a $1.1 million negative swing in net loss at RPG’s Tax Refund Solutions (“TRS”) segment partially offset by a $631,000 increase in net income at its Republic Credit Solutions (“RCS”) segment.

Tax Refund Solutions

The TRS segment derives substantially all of its revenues during the first and second quarters of the year and historically operates at a net loss during the second half of the year. TRS recorded a net loss of $1.3 million for the fourth quarter of 2021 compared to a net loss of $164,000 for the same period in 2020. The following primarily drove the negative swing in TRS’s net loss:

  TRS recorded a net credit to the Provision of $1.2 million during the fourth quarter of 2021 compared to a net credit of $2.1 million for the same period in 2020. These credits primarily reflected recoveries on Easy Advance (“EA”) loans charged off during the first six months of the year. While TRS experienced a lower rate of EAs charged-off during the first six months of 2021 than the comparable six months in 2020, it also experienced a lower rate of EA recoveries during the fourth quarter of 2021 than the comparable quarter of 2020. Management believes the higher rate of EAs charged-off through the first six months of 2020 and recovered during the fourth quarter of 2020 was directly related to the impact of the pandemic. TRS ended 2021 with an overall EA loss rate of 2.69% of total originations compared to 3.36% for 2020.
  TRS Legal & Professional expenses increased $620,000 from the fourth quarter of 2020 to the same period in 2021 due to its ongoing legal matters associated with the canceled sale of its TRS business.

Republic Credit Solutions

Net income at RCS increased to $4.1 million for the fourth quarter of 2021 from $3.5 million for the fourth quarter of 2020. The increase in RCS’s net income primarily reflected a $3.6 million increase in RCS’s revenues partially offset by a $2.4 million increase in Provision. Both increases resulted primarily from a $9 million rise in outstanding balances for RCS’s line-of-credit products from December 31, 2020 to December 31, 2021.

Total Company Income Taxes

The Company’s effective tax rate increased to 15.2% for the fourth quarter of 2021 compared to 13.9% for the same period in 2020. The higher effective rate during the fourth quarter of 2021 reflected the Bank’s transition from a capital-based bank franchise tax to a Kentucky corporate income tax on January 1, 2021. However, the Company’s effective tax rate of 15.2% for the fourth quarter of 2021 is lower than the effective tax rate for each of the previous quarters of 2021 primarily due to a one-time state specific tax credit recognized in the fourth quarter of 2021.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 full-service banking centers throughout five states: twenty-eight banking centers in eight Kentucky communities – Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills; and two banking centers in two Ohio communities (Cincinnati MSA) – Norwood and West Chester. The Bank offers internet banking at www.republicbank.com. The Company has $6.1 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the economy, and other future conditions, the timing of PPP loan forgiveness, and the impact of the COVID pandemic. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2020. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking, Warehouse Lending, and Mortgage Banking segments.

(2)	Provision – Provision for Expected Credit Loss Expense
Allowance – Allowance for Credit Losses on Loans

(3)	PPP – The U.S. Small Business Administration’s Paycheck Protection Program

The Company earns lender fees and 1.0% coupon interest on its PPP portfolio. Due to the short-term nature of the PPP, management believes Traditional Bank net interest income excluding PPP fees and interest is a more appropriate measure to analyze the Traditional Bank’s net interest income and net interest margin. The following table reconciles Traditional Bank net interest income and net interest margin to Traditional Bank net interest income and net interest margin excluding PPP fees and interest, a non-GAAP measure.

	Net Interest Income				Interest-Earning Assets				Net Interest Margin
	Three Months Ended Dec. 31,				Three Months Ended Dec. 31,				Three Months Ended Dec. 31,
(dollars in thousands)	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change	2021	2020	% Change

Traditional Banking - GAAP	$37,572	$40,972	$(3,400)	(8)%	$4,882,268	$4,734,622	$147,646	3%	3.08%	3.46%	(0.38)%
Less: Impact of PPP fees and interest	3,080	6,030	(2,950)	(49)	89,156	463,725	(374,569)	(81)	0.20	0.19	0.01
Traditional Banking ex PPP fees and interest - non-GAAP	$34,492	$34,942	$(450)	(1)	$4,793,112	$4,270,897	$522,215	12	2.88	3.27	(0.39)

(4)	Republic Processing Group operations consist of the Tax Refund Solutions and Republic Credit Solutions segments.

Contacts

Republic Bancorp, Inc.
Kevin Sipes
Executive Vice President & Chief Financial Officer
(502) 560-8628